CITICORP AND SUBSIDIARIES
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

                                                  YEAR ENDED DECEMBER 31,            THREE MONTHS
                                                                                       MARCH 31,
EXCLUDING INTEREST ON DEPOSITS:         1998     1997     1996     1995     1994     1999     1998
                                       ------   ------   ------   ------   ------   ------   ------
FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)           3,485    3,468    3,435    4,110    5,906    1,057      842
     INTEREST FACTOR IN RENT EXPENSE      179      159      150      140      143       49       39
                                       ------   ------   ------   ------   ------   ------   ------
        TOTAL FIXED CHARGES             3,664    3,627    3,585    4,250    6,049    1,106      881
                                       ------   ------   ------   ------   ------   ------   ------
INCOME:
     INCOME BEFORE TAXES                4,469    5,751    6,093    5,608    4,631    1,803    1,709
     FIXED CHARGES                      3,664    3,627    3,585    4,250    6,049    1,106      881
                                       ------   ------   ------   ------   ------   ------   ------
        TOTAL INCOME                    8,133    9,378    9,678    9,858   10,680    2,909    2,590
                                       ======   ======   ======   ======   ======   ======   ======
RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS      2.22     2.59     2.70     2.32     1.77     2.63     2.94
                                       ======   ======   ======   ======   ======   ======   ======

INCLUDING INTEREST ON DEPOSITS:
FIXED CHARGES:
     INTEREST EXPENSE                  14,988   13,081   12,409   13,012   14,902    3,922    3,464
     INTEREST FACTOR IN RENT EXPENSE      179      159      150      140      143       49       39
                                       ------   ------   ------   ------   ------   ------   ------
        TOTAL FIXED CHARGES            15,167   13,240   12,559   13,152   15,045    3,971    3,503
                                       ------   ------   ------   ------   ------   ------   ------
INCOME:
     INCOME BEFORE TAXES                4,469    5,751    6,093    5,608    4,631    1,803    1,709
     FIXED CHARGES                     15,167   13,240   12,559   13,152   15,045    3,971    3,503
                                       ------   ------   ------   ------   ------   ------   ------
        TOTAL INCOME                   19,636   18,991   18,652   18,760   19,676    5,774    5,212
                                       ======   ======   ======   ======   ======   ======   ======

RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS      1.29     1.43     1.49     1.43     1.31     1.45     1.49
                                       ======   ======   ======   ======   ======   ======   ======
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